Exhibit 1.09

For More Information

Investor Relations	Media Relations	U.K. Media Relations
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com	Rekha Voralia CDC Software +44 (0) 1604 614131 rvoralia@pivotal.com

Customers of CDC Software’s MVI Real-Time Performance Management Solution Win Prestigious Manufacturing IT Awards

Two customers receive recognition in 2006 Best of British Manufacturing IT Award

ATLANTA, BIRMINGHAM UK, October 11, 2006 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications, today announced that two customers of its MVI real-time performance management (RPM) applications, including Amtico International, were recently recognized for significant achievements at the prestigious 2006 Best of British Manufacturing IT Awards.

CDC Software recently announced that it acquired MVI Technology, provider of the first RPM solution specifically designed for food & beverage and consumer products industries. This innovative solution enables manufacturers to merge automated shop floor data, quality process control and manufacturing performance dashboards as part of improved visibility and continuous improvement campaigns supported by a Six Sigma process.

One of MVI’s customers was recognized in the Plant and Factory Improvement category for its transition from poor to excellent operation after its implementation of MVI Technology plant data capture and analysis system. The company supplies both branded and private-label food products. It has several lines filling single service sachets and sticks with sauces, condiments and vinegars and produces 900 million units a year. Previously, the company was using a manual system for quality control, especially in the area of check weighing. The company knew it was overfilling on some of its lines but the previous system did not allow for visibility into exactly how much giveaway was present. Within three months of implementing the MVI Technology solution, the company saw significant improvements in its plant operations and had completely solved the overfilling problem.

Amtico International was highly commended in the Plant and Factory Improvement category for its transformation of production efficiency and operational uptime using the MVI RPM solution to automatically capture and diagnose reasons for failure and improve problem solving. Amtico International created and defined the luxury flooring market by producing high quality imitations of natural products.

The Best of British Manufacturing IT Awards are designed to acknowledge the very best IT strategies and implementations in British manufacturing industry. The Awards are judged by a senior independent panel including consultants, analysts, practitioners and operations directors.
“We are delighted with this recognition for our clients, who have demonstrated how the MVI system can be used to deliver real and tangible benefits to a business and make direct impact to the bottom line, “ said Mark Sutcliffe, CEO of MVI Technology.

The recent acquisition of MVI expands CDC Software’s customer-base in strategic industries and broadens the company’s overall offerings with highly complementary applications and services that are proven in the mid-market and with larger, tier-1 companies.

MVI — applications directly complement CDC Software’s Ross ERP (enterprise resource planning), Ross SCM (supply chain management) and Ross EPM (enterprise performance management) solutions. MVI has more than 80 customers including: Allied Bakeries, Bio Product Laboratories, Calypso Soft Drinks, Coors Breweries, Genentech, Marsan Foods, Premiere Foods, Tetley GB, Abbyland Foods, Berner Foods, Weetabix and other food processors around the globe. With the MVI solution, these companies have reported significant increases in production capacity and responsiveness to customers, as well as reductions in overhead and waste.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

MVI Technology
Established in 1991, MVI Technology is based in Miami, Florida, with offices in the UK. The company specializes in IT based solutions for the food and beverage sector. The MVI real-time performance management (RPM) system helps organizations improve the effectiveness of business processes within the production, operations, quality and maintenance functions. The system is built around what people actually do in the workplace, collecting data around their normal mode of working and providing managers with absolute visibility, rather than basic performance measurement. Customers include Kerry Foods, Associated British Foods, Calypso Foods, Allied Bakeries, Abbyland Foods, Premier Foods, Berner Foods, Uniq Foods, Greencore and Marsan Foods.

About Ross Systems
Ross Systems, Inc., a software unit of CDC Corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of MVI Technology to address the needs of food manufacturing customers such as the ability to decrease time-to-market, gain visibility into manufacturing operations, comply with food safety regulations and make more informed business decisions through the use of MVI Technology RPM software. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the food manufacturing industry; the continued ability of MVI Technology’s solutions to address industry-specific requirements of food manufacturers; demand for and market acceptance of new and existing RPM software and services; development of new functionalities which would allow food manufacturing companies to compete more effectively and changes in the type of information required to compete in the food manufacturing business. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006.  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release.  The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

###